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                                                             Contact: Brock Hill
                                                                  (626) 535-1932



                            COAST LITIGATION TRUST
                 ANNOUNCES FILING OF NEW EXPERT WITNESS REPORT

     PASADENA, Calif., June 19, 2001 - The Coast Federal Litigation Contingent Payment Rights Trust (NASDAQ:CCPRZ) announced today that a new expert witness report (the "New Report") has been filed with the Court of Federal Claims (the "Court of Claims") on behalf of the plaintiff in Coast Federal Bank, Federal Savings Bank ("Coast Federal") v. The United States (Civil Action No. 92-466C in the United States Court of Federal Claims (the "Litigation")). The New Report calculates as $53.2 million the damages suffered by Coast Federal from the breach of its capital credit contract, when that capital credit is amortized as required by the Claims Court's December 28, 2000 opinion. As described in the New Report, this amount reflects the actual costs to Coast Federal of two debt issuance transactions in 1992 and 1993 which Coast Federal would not have undertaken but for the government's breach. The New Report reflects the effects of the Claims Court's December 28, 2000, opinion on Coast Federal's original damages claims as set forth in its expert witness reports filed with the Claims Court on September 29, 1999. Coast Federal intends to appeal the Claims Court's December 28, 2000 opinion subsequent to conclusion of trial in the Claims Court.

     The government will have the opportunity to depose the expert witness who prepared the New Report and the government is expected to file its own experts' report or reports on damages in response to the conclusions set forth in the New Report.

     The Trust, established as part of the transaction pursuant to which Coast Savings Financial, Inc., merged with and into H.F. Ahmanson & Co., holds Ahmanson's or its successor's commitment to pay the Trust the net after-tax proceeds, if any, received by Coast Federal, or its successor, in the Litigation. Certificates representing undivided interests in the assets of the Trust, and therefore interests in Ahmanson's commitment, were publicly issued by the Trust to the holders of Coast Savings' common stock immediately prior to the effectiveness of Coast Savings' merger with Ahmanson on February 13, 1998, which certificates trade on The NASDAQ National Market under the symbol CCPRZ.##